Exhibit 107

Calculation of Filing Fee Table

Form S-8

Tempest Therapeutics, Inc.

Table 1 — Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.001 par value per share, Amended and Restated 2019 Equity Incentive Plan	Other(2)	1,132,252(3)	2.05(2)	$2,321,116.60	.0000927	$215.17
Fees to be Paid	Equity	Common stock, $0.001 par value per share, Amended and Restated 2019 Employee Stock Purchase Plan	Other(4)	107,596(5)	1.75(4)	$107,596	.0000927	$17.46
	Total Offering Amounts				—	$2,509,409.60	—	$232.63
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$232.63

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Tempest Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”) and the Registrant’s Amended and Restated 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $2.05 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on June 16, 2022.

(3)

Represents 1,132,252 additional shares of Registrant’s common stock that were added to the shares authorized for issuance under the 2019 Plan on June 17, 2022 pursuant to approval of the stockholders at the 2022 Annual Meeting of Stockholders.

(4)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $2.05 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on June 16, 2022, multiplied by 85%, which is the percentage of the price per share applicable to shares issued under the 2019 ESPP.

(5)

Represents 107,596 additional shares of Registrant’s common stock that were added to the shares authorized for issuance under the 2019 ESPP on June 17, 2022 pursuant to approval of the stockholders at the 2022 Annual Meeting of Stockholders.